EXHIBIT 3.209

TOWN CREEK COAL COMPANY

BYLAWS

ARTICLE I

SHAREHOLDERS

1.1 Meetings.

(a) Place. Meetings of the shareholders shall be held at such place as may be designated by the board of directors.

(b) Annual Meeting. An annual meeting of the shareholders for the election of directors and for other business shall be held at such time as may be fixed by the board of directors, on the second Monday of March in each year (or if such is a legal holiday, on the next following business day), or on such other day as may be fixed by the board of directors.

(c) Special Meetings. Special meetings of the shareholders may be called at any time by the president, or the board of directors, or the holders of at least one-fifth of the outstanding shares of stock of the Company entitled to vote at the meeting

(d) Notice. Written notice of the time and place of all meetings of shareholders and of the general nature of this business to be transacted at each special meeting of shareholders shall be given to each shareholder entitled to vote at the meeting at least five days before the date of the meeting, unless a greater period of notice is required by law in a particular case.

(e) Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter. If a quorum is not present no business shall be transacted except to adjourn to a future time.

(f) Participation. One or more shareholders may participate in a shareholders’ meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

(g) Voting Rights. Except as otherwise provided herein, or in the articles of incorporation, or by law, every shareholder shall have the right at every shareholders’ meeting to one vote for every share standing in his name on the books of the Company which is entitled to vote at such meeting. Every shareholder may vote either in person or by proxy.

1.2 Financial Statements. Financial statements need not be sent to shareholders.

ARTICLE II

DIRECTORS

2.1 Number and Term. Subject to the provisions of applicable law, the board of directors shall have authority to (i) determine the number of directors to constitute the board, and (ii) fix the terms of office of the directors and classify the directors in respect to the time for which they shall severally hold office. Except as otherwise fixed by the board of directors under the authority given above, each director elected to the board, unless he sooner resigns or is removed or disqualified, shall hold office until the next annual meeting of the shareholders.

2.2 Powers. The business of the Company shall be managed by the board of directors which shall have all powers conferred by law and these bylaws, including the power to regulate the internal affairs and business of the Company in such manner as the board may determine.

2.3 Meetings.

(a) Place. Meetings of the board of directors shall be held at such place as may be designated by the board or in the notice of the meeting.

(b) Regular Meetings. Regular meetings of the board of directors shall be held at such times as the board may designate by resolution. Notice of regular meetings need not be given.

(c) Special Meetings. Special meetings of the board of directors may be called at any time by the president and shall be called by him upon the written request of one-third of the directors. Notice (which need not be written) of the time and place of each special meeting shall be given to each director at least two days before the meeting.

(d) Quorum. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting and, except as otherwise provided herein, the acts of a majority of the directors present at any meeting at which a quorum is present shall be the acts of the board of directors.

(e) Participation. One or more directors may participate in a meeting of the board or a committee of the board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

2.4 Vacancies. Vacancies in the board of directors shall be filled by vote of a majority of the remaining members of the board though less than a quorum.

2.5 Committees. The board of directors may by resolution adopted by a majority of the whole board designate one or more committees, each committee to consist of two or more directors and such alternate members (also directors) as may be designated by the board. Any such committee, to the extent provided in such resolution, shall have and exercise the authority of the board of directors in the management of the business and affairs of the Company. In the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.

ARTICLE III

OFFICERS

3.1 Election. At its first meeting after each annual meeting of the shareholders, the board of directors shall elect a president, treasurer, secretary and such other officers as it deems advisable. Any number of offices may be held by the same person.

3.2 Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the board of directors. Except as otherwise provided by board resolution (i) the president shall be the chief executive officer of the Company, shall have general supervision over the business and operations of the Company, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the board and shareholders, (ii) the other officers shall have the duties usually related to their offices, and (iii) the vice president, or vice presidents in the order determined by the board, shall in the absence of the president have the authority and perform the duties of the president.

ARTICLE IV

INDEMNIFICATION

Any person made a party to any action, suit or proceeding, civil or criminal, by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of the Company or of any corporation which he served as such at the request of the Company, shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceeding, or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such officer, director or employee is liable for negligence or misconduct in the performance of his duties. In the case of a criminal action, suit or proceeding, a conviction or judgment (whether based on a plea of guilty or nolo contendere or its equivalent, or after trial) shall not be deemed an adjudication that such director, officer or employee is liable for negligence or misconduct in the performance of his duties, if such director, officer or employee was acting in good faith in what he considered to be the best interests of the Company and with no reasonable cause to believe that the action was illegal.

ARTICLE V

SHARE CERTIFICATES

5.1 Share Certificates. Every shareholder of record shall be entitled to a share certificate representing the shares held by him. Every share certificate shall bear the corporate seal (which may be a facsimile) and the signature of the president or a vice president and the secretary or an assistant secretary or the treasurer or an assistant treasurer of the Company. Where a certificate is signed by a transfer agent or registrar the signature of any corporate officer may be a facsimile.

5.2 Transfers. Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.

ARTICLE VI

AMENDMENTS

These bylaws may be amended at any regular or special meeting of the board of directors by the vote of a majority of all the directors in office or at any annual or special meeting of shareholders by the vote of the holders of a majority of the outstanding stock entitled to vote. Notice of any such meeting of shareholders shall set forth the proposed change or a summary thereof.

TOWN CREEK COAL COMPANY

CONSENT OF DIRECTORS IN LIEU OF SPECIAL MEETING

AUGUST 26, 1996

The undersigned, being all the Directors of Town Creek Coal Company (the Corporation), and acting pursuant to Section 31-1-73 of the Code of West Virginia in lieu of holding a special meeting, hereby agree to the adoption of the following resolution as of the above date:

RESOLVED that Article III Section 9 of the By-Laws of the Corporation is hereby amended and restated in its entirety to read as follows:

(a) If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors:

(1) the shareholder may fill the vacancy;

(2) the board of directors may fill the vacancy; or

(3) if the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

(b) If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group are entitled to vote to fill the vacancy if it is filled by the shareholders.

(c) A vacancy that will occur at a specific later date (by reason of a resignation effective at a later date under section 8.07(b) of the Model Business Corporation Act [1984] or otherwise) may be filled before the vacancy occurs but the new director may not take office until the vacancy occurs.

/s/ Lloyd C. Adams	/s/ Bennett K. Hatfield
Lloyd C. Adams	Bennett K. Hatfield

TOWN CREEK COAL COMPANY

CONSENT OF DIRECTORS IN LIEU OF SPECIAL MEETING

OCTOBER 29, 2001

The undersigned, being all the Directors of Town Creek Coal Company (the “Corporation”), and acting pursuant to Section 31-1-73 of the Code of West Virginia in lieu of holding a special meeting, hereby agree to the adoption of the following resolution as of the above date:

RESOLVED that the By-laws of the Corporation are hereby amended so as to change the fiscal year of the Corporation from November 1 through October 31 to a calendar year (January 1 through December 31) to be effective as of January 1, 2002.

/s/ Lloyd C. Adams
Lloyd C. Adams

/s/ Bennett K. Hatfield
Bennett K. Hatfield